UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 15, 2006
MICROFINANCIAL INCORPORATED
(Exact name of registrant as specified in its charter)
MASSACHUSETTS
(State or other jurisdiction of incorporation)

1-14771	04-2962824

(Commission file number)	(IRS Employer Identification Number)

10-M Commerce Way, Woburn, MA	01801

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 781-994-4800
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
SIGNATURES

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On August 15, 2006, following the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors of MicroFinancial Incorporated (the “Company”) elected John W. Everets to fill a newly created vacancy on the Board (see Item 5.03 below). Mr. Everets was appointed to the director class with a term expiring at the Company’s annual meeting of shareholders in 2007. There are no arrangements or understandings between Mr. Everets and any other persons pursuant to which Mr. Everets was selected as a director. The Board determined that Mr. Everets meets the criteria for an independent director under the applicable rules of the American Stock Exchange. Upon his appointment to the Board, Mr. Everets was elected as the Chair of the Board’s Strategic Planning Committee, a position previously filled by Brian E. Boyle. Mr. Boyle will remain a member of that committee.
     In connection with his appointment to the Board, and consistent with the Company’s past practice, Mr. Everets was granted an equity award under the Company’s 1998 Equity Incentive Plan in the amount of 25,000 shares of Company common stock. Of this restricted stock grant, 20% is vested immediately upon grant, with an additional 5% vesting on the first day of each fiscal quarter thereafter until fully vested. Mr. Everets will also be entitled to receive the annual director compensation package payable to non-employee directors under the Company’s director compensation policy outlined in its Current Report on Form 8-K filed on July 20, 2005, including a prorated annual retainer award for the current year.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On August 15, the Board amended Section 4.2 of the Company’s bylaws to increase the number of authorized directors on the Board from six to seven, in order to effectuate the appointment of Mr. Everets.
SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROFINANCIAL INCORPORATED Registrant

By:	/s/ James R. Jackson, Jr. James R. Jackson, Jr.
Vice President and Chief Financial Officer
Dated: August 17, 2006